UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): November 21, 2008

PACIFIC SUNWEAR OF CALIFORNIA, INC.
(Exact Name of Registrant as Specified in Charter)

California (State or Other Jurisdiction of Incorporation)	0-21296 (Commission File Number)	95-3759463 (IRS Employer Identification No.)

3450 East Miraloma Avenue Anaheim, CA (Address of Principal Executive Offices)	92806-2101 (Zip Code)
714-414-4000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year
Item 8.01 Other Events
Item 9.01 Financial Statements and Exhibits
SIGNATURES
EXHIBIT INDEX
EXHIBIT 3.1

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On November 21, 2008, the Board of Directors of Pacific Sunwear of California, Inc. (the “Company”), appointed Brett Brewer to the Company’s Board of Directors. Mr. Brewer will serve as a Class II director for a term of office expiring at the Company’s annual meeting of shareholders in 2010. In connection with the appointment of Mr. Brewer to the Company’s Board of Directors, the Board of Directors has increased the size of the Board of Directors from eight to nine, as described in Item 5.03 below.
Mr. Brewer will receive compensation in accordance with the Company’s standard compensation arrangements for non-employee directors, which are described under the heading “Director Compensation” in the Company’s proxy statement as filed by the Company on April 18, 2008 with the Securities and Exchange Commission in connection with its 2008 annual meeting of shareholders. In accordance with the Company’s customary practice, the Company is entering into an indemnification agreement with Mr. Brewer, the form of which was attached as an exhibit to the Company’s initial Form S-1 Registration Statement as filed with the Securities and Exchange Commission.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
On November 21, 2008, the Company’s Board of Directors approved and adopted an amended and restated version of the Company’s Bylaws (the “Amended Bylaws”). The Board of Directors approved the Amended Bylaws to provide for the following:
(i)	To permit shareholder meetings to be held by electronic transmission and to permit notices of shareholder meetings to be delivered via electronic transmission, in each case as provided in the Amended Bylaws and to the extent permitted by the California General Corporation Law (“CGCL”) (Article II, Sections 1 and 2 of the Amended Bylaws);

(ii)	To clarify certain requirements regarding special meetings of shareholders, including that a shareholder’s request for a special meeting of shareholders must comply with the advance notice procedures and informational requirements and requiring the Company to inquire whether all shareholders owning more than 10% of the Company’s shares support the call of a special meeting by a shareholder (Article II, Section 3 of the Amended Bylaws);

(iii)	To clarify that an adjourned meeting of shareholders can be held by electronic transmission (Article II, Section 5 of the Amended Bylaws);

(iv)	To establish advance notice procedures and informational requirements that a shareholder of the Company must follow if the shareholder intends, at an annual or special meeting of shareholders, to nominate a person for election to the Company’s Board or to propose other business to be considered by shareholders at the meeting (Article II, Section 11 of the Amended Bylaws);

(v)	To expand the number of directors serving on the Board of Directors of the Company from eight to nine (Article III, Section 2 of the Amended Bylaws);

(vi)	To conform the electronic transmission requirements applicable to notices of special meetings of directors and to the ability of directors to participate in meetings by electronic transmission to current provisions of the CGCL (Article III, Sections 8 and 10 of the Amended Bylaws); and

(vii)	To make other non-substantive language and conforming changes to clarify existing provisions and to conform to the CGCL.
The Amended Bylaws took effect upon adoption by the Board of Directors. The foregoing is a summary of the material amendments reflected in the Amended Bylaws and is qualified in its entirety by reference to the full text of the Amended Bylaws, a copy of which is attached hereto as Exhibit 3.1 and incorporated herein by reference.
In accordance with the requirements of the Amended Bylaws, any shareholder proposing to nominate a director for election at the 2009 Annual Meeting of Shareholders, or who proposes to present other business to be considered at the 2009 Annual Meeting of Shareholders, must do so in accordance with the requirements of the advance notice provisions in the Amended Bylaws, including, without limitation, submission of the proper notice to the Company no earlier than January 28, 2009 and no later than February 27, 2009. In addition, shareholders interested in submitting a proposal for inclusion in the Company’s proxy materials for its 2009 annual meeting of shareholders must comply with the procedures, deadlines and other requirements prescribed in Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended.

Item 8.01	Other Events
On November 21, 2008, the Company reported by press release that it has closed the sale of its Anaheim Distribution Center. The Company received net cash proceeds of $24.5 million from the transaction. The Company expects to record an after-tax gain of approximately $0.10 per diluted share from the transaction in the fourth quarter of 2008.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits

3.1	Fourth Amended and Restated Bylaws of the Company, as amended and restated through November 21, 2008

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 26, 2008	Pacific Sunwear of California, Inc.
/s/ Michael L. Henry
Michael L. Henry
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit
No.	Document

3.1	Fourth Amended and Restated Bylaws of the Company, as amended and restated through November 21, 2008